Exhibit 16.1

August 4, 2021

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by Greencity Acquisition Corporation included under Item 4.01 of its Form 8-K dated August 3, 2021. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

MJ/mp